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                                                                    Exhibit 4.16

                           CONVERTIBLE PROMISSORY NOTE


$150,000.00
Houston, Texas                                                      June 5, 2001


FOR VALUE RECEIVED, iExalt, Inc., a Nevada Corporation (Maker), promises to pay to Don Ballard, 13902 Barryknoll, Houston, Texas 77079 (Holder) the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00) with interest from date at the rate of 33,750 restricted shares to be issued, per month, plus 100,000 restricted shares if total amount of Promissory Note is delivered to iExalt, Inc. prior to June 30, 2001. In addition to the above, Holder has the right to convert all of the Principal and accrued interest to restricted common stock at the rate of sixty-five percent (65%) of the closing price of the common stock traded on the date of this Note. The total shares to be issued in full satisfaction of this Promissory Note, may not exceed 1,500,000 shares. Principal is payable in lawful money of the United States of America at 12000 Aerospace Avenue, Suite 375, Houston, Texas 77034, or at such place as may later be designated by written notice from the Holder to the Maker hereof, on the date and in the manner following:

         All principal and accrued interest is due on or before six (6) months from the date of this note, or December 31, 2001.

         This Note is unsecured.

         Both parties understand that the amount or value above may exceed the maximum interest allowed by law, under the statutes of the state of Texas, and acknowledge that the terms are reasonable given the nature of the loan.

                                            iExalt, Inc.
                                            a Nevada corporation



                                            By: /s/Chris L. Sisk
                                                Chris L. Sisk
                                                Its Chief Financial Officer

Amount: $ 150,000 Received on: 2nd day of July, 2001


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